EX. 99.28(d)(33)(xvii)

Sub-Advisory Agreement

This Sub-Advisory Agreement (the “Agreement”) is by and between Jackson National Asset Management, LLC (the “Adviser”) and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”).

Whereas, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

Whereas, the Adviser has entered into an Amended and Restated Investment Advisory and Management Agreement (the “Advisory Agreement”) effective as of September 13, 2021 with JNL Series Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended, consisting of multiple series (each, a “Fund”);

Whereas, the Board of Trustees of the Trust and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services for the portion of each Fund’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, in the manner and on the terms set forth in the Amended and Restated Sub-Advisory Agreement between the parties dated December 1, 2012, as amended, through the date hereof, if applicable (the “Existing Agreement”);

Whereas, the Adviser has the authority under the Advisory Agreement to select sub-advisers for each Fund; and

Whereas, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund identified in the Existing Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, the Adviser and the Sub-Adviser agree as follows:

The Adviser and the Sub-Adviser hereby enter into this Agreement on terms identical to those of the Existing Agreement, which are incorporated herein by reference. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

This Agreement shall become effective as of the effective date of the Advisory Agreement and, unless sooner terminated as provided in the Existing Agreement, the initial term will continue in effect through September 30, 2022. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year as described in the Existing Agreement.

This Agreement may be executed in counterparts, including via facsimile or other electronic means as agreed by the parties hereto, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of September 13, 2021.

Jackson National Asset Management, LLC		J.P. Morgan Investment Management Inc.

By:	/s/ Mark Nerud	By:	/s/ Ana Brands
Name:	Mark D. Nerud	Name:	Ana Brands
Title:	President and CEO	Title:	Vice President